ASTEC INDUSTRIES, INC.

NEWS RELEASE

P.O. BOX 72787, CHATTANOOGA, TENNESSEE 37407, (423) 867-4210, FAX (423) 867-4127

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2002 RESULTS

IN LINE WITH REVISED GUIDANCE

CHATTANOOGA, Tenn. (April 1, 2003) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the fourth quarter and year ended December 31, 2002 in line with its revised guidance issued on February 28, 2003.

Revenues for the fourth quarter of 2002 were $105.4 million compared with $83.1 million for the fourth quarter of 2001. Domestic sales accounted for 82.7% and international sales 17.3% of the revenues during the fourth quarter. The Company reported a net loss of $10.3 million, or $0.52 per fully diluted share, for the fourth quarter compared with a net loss of $6.9 million, or $0.35 per fully diluted share, for the prior year. The net loss for the fourth quarter was within the range of expectations given by the Company in its February 28, 2003 press release.

Revenues for 2002 were $480.6 million compared with $455.8 million for 2001. Domestic sales accounted for 83.5% in 2002 versus 79.9% in 2001 and international sales 16.5% for 2002 versus 20.1% for 2001. The Company reported a net loss of $4.7 million, or $0.24 per fully diluted share, for 2002 compared with a net income of $2.0 million, or $.10 per fully diluted share, for the prior year.

Consolidated financial statements for the fourth quarter and year ended December 31, 2002 and additional information related to segment revenues and profits are attached as addenda to this press release.

Astec's backlog at January 31, 2003, was $65.6 million compared with $75.4 million at January 31, 2002, restated for its July 1, 2002 strategic alliance with Case Construction Equipment.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "As I mentioned in our February 28, 2003 press release, even though revenues showed an increase over the fourth quarter 2001 revenues, we are very disappointed in the lack of earnings performance in the fourth quarter. One of the primary factors in the fourth quarter that caused our earnings results to be well below our expectations was negative gross profits on certain highly specialized and customized Astec Systems' projects completed during the fourth quarter. The negative gross profits resulted primarily from cost overruns on the construction and installation phases of the projects. These projects have not been profitable, but on the positive side, they have introduced many of our standard products to new customers. Other factors that caused our results to be far below expectations include under-utilization of capacity and inventory write-downs on rental and used equipment to reflect the decreased market value for such equipment due to poor economic conditions." Dr. Brock added, "the fourth quarter costs related to the relocation and manufacturing start-up of the Trencor and Case product lines in Loudon, Tennessee were in line with our expectations."

Outlook for First Quarter of 2003: The following forecast is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

The Company is focused on delivering improved results over the long term and has made a policy change with regard to providing future earnings guidance. In the future, the Company will no longer provide any quarterly or annual earnings per share guidance. The Company will continue, however, to provide investors with perspective on key components influencing earnings, its strategic initiatives and those factors critical to understanding its business and operating environment.

Commenting on the Company's outlook for the first quarter of 2003, Dr. Brock stated, "Based on American Association of State Highway and Transportation Officials Report (AASHTO), the level of highway investments needs to increase by 42% (from $65 billion to $92 billion) annually to keep highways in their current condition, including keeping traffic congestion from getting worse. Also according to the report, it would take $128 billion annually to improve significantly overall conditions of the nation's highways. The need for infrastructure improvements both domestically and internationally is huge. With industry-leading technology and available capacity, we believe Astec should benefit from the expected upturn in our markets."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on April 1, 2003, at 9:30 a.m. EST to review its fourth quarter and fiscal 2002 financials results as well as its near term general outlook for 2003. The number to call for this interactive teleconference is (877) 407-9205. Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website at: www.astecindustries.com/investors/corporate_info/conference_calls/default.htm

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Friday, April 4, 2003, by dialing (877) 660-6853. A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within seven days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the timing of any expected recovery in the Company's markets, the ability of the Company to capitalize on expected upturns in its markets, and the amounts of any increase in highway investments or amounts needed to improve the condition of the nation's highways. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, further downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, a failure to comply with covenants in the Company's credit facility or senior notes or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
or
F. McKamy Hall
Vice President and Chief Financial Officer

Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 31,	December 31,
	2002	2001
Assets
Current Assets
Cash and cash equivalents	$30,341	$ 6,670
Receivables, net	76,449	68,499
Inventories	120,238	128,996
Prepaid expenses and other	22,847	21,096
Total current assets	249,875	225,261
Property and equipment, net	125,799	123,394
Other assets	40,829	52,036
Total assets	$ 416,503	$ 400,691
Liabilities and shareholders' equity
Current liabilities
Notes payable	$ 2,705	$ 1,812
Current maturities of long-term debt	515	556
Accounts payable - trade	33,680	26,246
Other accrued liabilities	39,751	34,499
Total current liabilities	76,651	63,113
Long-term debt, less current maturities	130,645	127,285
Other non-current liabilities	15,315	12,596
Minority interest in consolidated subsidiary	460	350
Total shareholders' equity	193,432	197,347
Total liabilities and shareholders' equity	$ 416,503	$ 400,691

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2002	2001	2002	2001
Net sales	$105,379	$83,118	$480,590	$455,839
Cost of sales	96,711	70,132	396,659	364,916
Gross profit	8,668	12,986	83,931	90,923
Selling, general, administrative & engineering expenses	18,958	20,938	80,038	79,139
Relocation and start-up expenses	3,277	--	3,277	--
Income from operations	(13,567)	(7,952)	616	11,784
Interest expense	2,640	2,699	10,474	9,367
Other income, net of expense	674	(59)	2,733	1,180
Income before income taxes	(15,533)	(10,710)	(7,125)	3,597
Income tax	(5,256)	(3,827)	(2,511)	1,481
Minority interest in earnings	33	35	92	124
Net income	$(10,310)	$(6,918)	$(4,706)	$1,992
Earnings per common share
Basic	$(0.52)	$(0.35)	$(0.24)	$0.10
Diluted	$(0.52)	$(0.35)	$(0.24)	$0.10
Weighted average common shares outstanding
Basic	19,677,063	19,588,902	19,658,032	19,441,818
Diluted	19,677,063	19,588,902	19,658,032	19,753,226

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended December 31, 2002 and 2001
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2002 Revenues	30,407	50,418	14,278	9,368	908	105,379
2001 Revenues	24,065	34,173	14,834	9,275	771	83,118
Change $	6,342	16,245	(556)	93	137	22,261
Change %	26.4%	47.5%	(3.7%)	1.0%	17.8%	26.8%

2002 Gross Profit	(926)	7,012	2,405	(156)	333	8,668
2002 Gross Profit %	-3.0%	13.9%	16.8%	-1.7%	36.7%	8.2%
2001 Gross Profit	1,612	6,561	4,052	659	102	12,986
2001 Gross Profit %	6.7%	19.2%	27.3%	7.1%	13.2%	15.6%
Change	(2,538)	451	(1,647)	(815)	231	(4,318)

2002 Profit (Loss)	(4,708)	99	(1,186)	(5,838)	449	(11,184)
2001 Profit (Loss)	(3,810)	(431)	943	(2,853)	(1,171)	(7,322)
Change $	(898)	530	(2,129)	(2,985)	1,620	(3,862)
Change %	(23.6%)	123.0%	(225.8%)	(104.6%)	138.3%	(52.7%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's consolidated net income is as follows:
		For the three months ended December 31,
			2002	2001
Total loss for all segments			(11,184)	(7,322)
Equity in loss of joint venture			-	(150)
Minority interest in earnings of subsidiary			(33)	(35)
Recapture of intersegment profit			907	589
Consolidated net loss			(10,310)	(6,918)

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the years ended December 31, 2002 and 2001
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2002 Revenues	165,951	199,360	71,906	39,455	3,918	480,590
2001 Revenues	142,674	182,868	78,488	48,655	3,154	455,839
Change $	23,277	16,492	(6,582)	(9,200)	764	24,751
Change %	16.3%	9.0%	(8.4%)	(18.9%)	24.2%	5.4%
2002 Gross Profit	21,107	39,826	17,288	4,561	1,149	83,931
%	12.7%	20.0%	24.0%	11.6%	29.3%	17.5%
2001 Gross Profit	23,066	39,129	20,891	6,915	922	90,923
%	16.2%	21.4%	26.6%	14.2%	29.2%	19.9%
Change	(1,959)	697	(3,603)	(2,354)	227	(6,992)

2002 Profit (Loss)	3,127	7,908	4,152	(8,460)	(11,646)	(4,919)
2001 Profit (Loss)	5,021	7,461	9,020	(4,837)	(14,080)	2,585
Change $	(1,894)	447	(4,868)	(3,623)	2,434	(7,504)
Change %	(37.7%)	6.0%	(54.0%)	(74.9%)	17.3%	(290.3%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's consolidated net income is as follows:

		For the years ended December 31,
			2002	2001
Total profit (loss) for all segments			(4,919)	2,585
Equity in loss of joint venture			-	(242)
Minority interest in earnings of subsidiary			(92)	(124)
Recapture (elimination) of intersegment profit			305	(227)
Consolidated net income (loss)			(4,706)	1,992